EXHIBIT 3.2

CONSENT OF BLAKE, CASSELS & GRAYDON LLP

We have acted as Canadian counsel to Western Energy Services Corp. (the “Registrant”) in connection with the registration statement on Form F-7 (the “Registration Statement”) being filed today by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We hereby consent to the reference to our name and the inclusion of our opinions contained under “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the Registration Statement.

/s/ Blake, Cassels & Graydon LLP
Blake, Cassels & Graydon LLP

Calgary, Alberta, Canada
March 30, 2022